HAUSER CHEMICAL RESEARCH, INC.

5555 Airport Boulevard
Boulder, CO 80301

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held November 8, 1995

To Our Shareholders:

            The Annual Meeting of Shareholders of Hauser Chemical Research, Inc., a Delaware corporation (the "Company"), will be held at 3:00 p.m., Mountain Time, on November 8, 1995, at The Ramada Hotel Denver/Boulder, 8773 Yates Drive,
Westminster, Colorado, 80030-3678, for the following purposes, all of which are more completely set forth in the accompanying Proxy Statement.

            1.          To elect nine (9) Directors;

            2. To transact such other business as may properly come before the meeting, or any adjournment thereof.

            All shareholders are cordially invited to attend the meeting, although only shareholders of record at the close of business on October 3, 1995, will be entitled to notice of, and to vote at, the meeting or any and all adjournments thereof.

BY ORDER OF THE BOARD OF DIRECTORS



Dean P. Stull, Chairman

October 9, 1995


            PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE PREPAID ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. YOUR PROMPT RETURN OF THE PROXY WILL HELP TO ASSURE A QUORUM AT THE MEETING AND AVOID ADDITIONAL COMPANY EXPENSE FOR FURTHER SOLICITATION. YOUR PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS VOTED.



HAUSER CHEMICAL RESEARCH, INC.

SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL
MEETING OF SHAREHOLDERS TO BE HELD NOVEMBER 8, 1995

            The undersigned hereby constitutes, appoints and authorizes Dean P. Stull and Randall J. Daughenbaugh, and each of them, the true and lawful attorneys and Proxies of the undersigned with full power of substitution and appointment, for and in the name, place and stead of the undersigned to act for and vote as designated below, all of the undersigned's shares of the $.001 par value common stock of Hauser Chemical Research, Inc., a Delaware corporation, at the Annual Meeting of Shareholders to be held at The Ramada Hotel Denver/Boulder, 8773 Yates Drive, Westminster CO 80030-3678, at 3:00 p.m. Mountain Time, on November 8, 1995, and at any and all adjournments thereof, for the following purposes:

1.          To elect nine (9) Directors:

            /__/ For all nominees listed below (except as marked to the contrary):

            /__/ Withhold authority to vote for the nominees listed below:

                        Dean P. Stull, Randall J. Daughenbaugh, Stanley J. Cristol, Ray L. Hauser, Bert M. Tolbert, William E. Coleman, Christopher W. Roser, Robert F. Saydah and Willem A. Maas

(INSTRUCTION: To withhold authority to vote for any individual nominee, draw a line through or otherwise strike out his name. If authority to vote for the election of any nominee is not withheld, the execution of this Proxy shall be deemed to grant such authority.)

2. To transact such other business as may properly come before the meeting, or any adjournment thereof.

/__/  FOR               /__/  AGAINST                      /__/  ABSTAIN

            The undersigned hereby revokes any Proxies as to said shares heretofore given by the undersigned, and ratifies and confirms all that said attorneys and Proxies may lawfully do by virtue hereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL PROPOSALS. THIS PROXY CONFERS DISCRETIONARY AUTHORITY IN RESPECT TO MATTERS NOT KNOWN OR DETERMINED AT THE TIME OF THE MAILING OF THE NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS TO THE UNDERSIGNED.

            The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement furnished herewith.

            DATED:  _____________, 199_.

________________________________________
Signature(s) of Shareholder(s)


________________________________________
Signature(s) of Shareholder(s)


            Signature(s) should agree with the name(s) shown hereon. Executors, administrators, trustees, guardians and attorneys should indicate their capacity when signing. Attorneys should submit powers of attorney.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF HAUSER CHEMICAL RESEARCH, INC. PLEASE SIGN AND RETURN THIS PROXY TO AMERICAN SECURITIES TRANSFER, INCORPORATED, 938 QUAIL STREET, SUITE 101, LAKEWOOD, CO 80215. THE GIVING OF A PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING.



HAUSER CHEMICAL RESEARCH, INC

5555 Airport Boulevard
Boulder, CO 80301


PROXY STATEMENT


ANNUAL MEETING OF SHAREHOLDERS

To Be Held November 8, 1995


SOLICITATION OF PROXIES

            This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Hauser
Chemical Research, Inc., a Delaware corporation (the
"Company"), for use at the Annual Meeting of Shareholders of the Company to be held at 3:00 p.m. Mountain Time, on November
8, 1995, at The Ramada Hotel Denver/Boulder, 8773 Yates Drive,
Westminster CO 80030-3678, and at any and all adjournments of such meeting.

            If the enclosed Proxy Card is properly executed and returned in time to be voted at the meeting, the shares of Common Stock represented will be voted in accordance with the instructions contained therein. Executed proxies that contain no instructions will be voted for each of the nominees for director indicated herein. It is anticipated that this Proxy Statement and the accompanying Proxy Card and Proxy Notice will be mailed to the Company's shareholders on or about October 9, 1995.

            Shareholders who execute proxies for the Annual Meeting may revoke their proxies at any time prior to their exercise by delivering written notice of revocation to the Company, by delivering a duly executed Proxy Card bearing a later date, or by attending the meeting and voting in person.

            The costs of the meeting, including the costs of preparing and mailing the Proxy Statement, Proxy Notice and Proxy Card, will be borne by the Company. The Company may, in addition, use the services of its directors, officers and employees to solicit proxies, personally or by telephone, but at no additional salary or compensation. The Company will also request banks, brokers, and others who hold shares of Common Stock of the Company in nominee names to distribute annual reports and proxy soliciting materials to beneficial owners, and will reimburse such banks and brokers for reasonable out-of-pocket expenses which they may incur in so doing.

VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

            Only shareholders of record at the close of business on October 3, 1995, will be entitled to vote at the Annual
Meeting. Each issued share of Common Stock entitles its record owner to one vote on each matter to be voted upon at the meeting. As of July 31, 1995, there were 10,539,668 shares of the Company's $0.001 par value Common Stock outstanding. The Company has authorized 800,000 shares of Preferred Stock, $1.00 par value, none of which were outstanding as of the record date. The presence in person or by proxy of the holders of forty percent (40%) of the total issued and outstanding shares of Common Stock of the Company which are entitled to be voted at the Annual Meeting is necessary in order to constitute a quorum for the meeting. If a quorum is present, directors will be elected by a plurality of the votes present in person or by proxy.

ELECTION OF DIRECTORS
(Proxy Item #1)

            The Company's Board of Directors has nominated the nine persons listed below for election as directors for the ensuing year, each to hold office until the 1996 Annual Meeting of Shareholders and until their successors are duly elected and qualified, or until their death, resignation or removal. Each of the nominees is a member of the present Board of Directors of the Company and has served in that capacity since originally elected except Willem A. Maas. A shareholder using the enclosed proxy form can vote for all or any of the nominees of the Board of Directors or such shareholder may withhold his or her vote from all or any of such nominees. If the proxy card is properly executed but not marked, it will be voted for all of the nominees. Each of the nominees has agreed to serve as a director if elected; however, should any nominee become unable or unwilling to accept nomination or election, the persons named in the proxy will exercise their voting power in favor of such other person or persons as the Board of Directors of the Company may recommend. There are no family relationships among these nominees. The following table sets forth the directors of the Company, their ages as of April 30, 1995, all positions and offices held with the Company and the period from which served:

                                                                          Period
                                         All Positions and                from
                                         Offices Held with                Which
Name                            Age      the Company                      Served

Dean P. Stull, Ph.D.            45       Chairman, Chief Executive        11/83
                                         Officer, President and Director

Randall J. Daughenbaugh, Ph.D.  47       Executive Vice President,        11/83
                                         Chief Technical Officer and
                                         Director

William E. Coleman, Ph.D. (1)    61      Director                         2/88

Stanley J. Cristol, Ph.D. (1)    79      Director                         11/83

Ray L. Hauser, Ph.D. (2)         67      Director                         11/83

Willem A. Maas                   64      Director                         Nominee

Christopher W. Roser (2)         37      Director                         12/90

Robert F. Saydah (1)(2)          68      Director                         1/94

Bert M. Tolbert, Ph.D. (1)       74      Director                         11/83

_________________________
(1)         Member of Compensation Committee.
(2)         Member of Audit Committee.

            The principal occupation and business experience of each Director is set forth below:

            Dean P. Stull, Ph.D. is one of the founders of the Company. He has been a Director, Chairman of the Board of Directors and Chief Executive Officer since November 1983. In May 1995, he assumed the position of President of the Company. From 1978 to 1986, Dr. Stull held the position of Chief Chemist, Chemical Section Manager, of Hauser Laboratories, Inc. Dr. Stull received a Bachelor of Science Degree in Chemistry from Colorado State University in 1972, and a Master of Science and Ph.D. in Physical Organic Chemistry from the University of Colorado, Boulder, in 1974 and 1976, respectively. Dr. Stull has presented numerous professional papers at professional scientific meetings around the country and has published scientific articles in the Journal of Organic Chemistry, the Journal of the American Chemical Society, and the Proceedings of the Colorado-Wyoming Academy of Science and Industry and Commerce.

            Randall J. Daughenbaugh, Ph.D. is one of the founders of the Company. He has been a Director of the Company since
November 1983, and served as President until November 1992, when he became Executive Vice President and Chief Technical
Officer. Prior to forming the Company, Dr. Daughenbaugh served as research chemist for Chemical Exchange Industries, Inc., a chemical company, from November 1980 and research director from August 1983 to October 1983. Dr. Daughenbaugh worked for
Air Products & Chemicals, Inc., a diversified chemical company, in Allentown, Pennsylvania, as a Senior Principal
Investigator in chemical process development from 1975 to 1980. Dr. Daughenbaugh received a Bachelor of Science Degree from South Dakota School of Mines and Technology in 1970 and a Ph.D. in Physical Organic Chemistry from the University of
Colorado in 1975. Dr. Daughenbaugh has published numerous articles in such professional publications as the Journal of Organic Chemistry, The Journal of the American Chemical
Society, Tetrahedron Letters, Photochemistry, and co-authored portions of the textbook Organic Photochemical Synthesis with Professor Stanley J. Cristol. Dr. Daughenbaugh has developed processes to isolate pure compounds from plant materials and holds several patents in the area of organic chemical processes.

            William E. Coleman, Ph.D. has served as a Director of the Company since February 1988. Dr. Coleman has served as
President of Colorado Venture Management, Inc., Boulder,
Colorado, an investment and project management firm from 1980 to 1990 and as Chairman since 1990. He also serves as President of Cogen Technology, Inc., a privately held company developing cogeneration projects; Chairman of Econalytic
Systems, Inc., a privately held company which markets fuel additive products; and is a director of B.I., Inc., a publicly-held company which designs, manufactures, markets and supports electronic monitoring systems. Dr. Coleman received a Bachelor of Science Degree in Chemistry in 1956 from the University of Illinois, and a Ph.D. in Organic Chemistry in 1960 from the University of California, Berkeley.

            Stanley J. Cristol, Ph.D. is one of the founders of the Company and has been a Director of the Company since November
1983. Dr. Cristol has been on the faculty of the University of Colorado since 1946 and was appointed the Joseph Sewell Distinguished Professor of Chemistry in 1979. Dr. Cristol has held the positions of Chairman of the Department of Chemistry, Acting Dean of the Graduate School and Acting Associate Vice Chancellor for Graduate Affairs at the University of Colorado.
Dr. Cristol has also taught at Stanford University, University of Geneva and University of Lausanne. Dr. Cristol has acted as consultant to many large U.S. government and industrial organizations and companies. Dr. Cristol received a Bachelor of Science Degree in Chemistry from Northwestern University in 1937, and Master of Arts and Ph.D. Degrees in Organic
Chemistry from the University of California at Los Angeles in 1939 and 1943, respectively. Dr. Cristol's honors and awards include those from U.S. and foreign professional and industrial organizations. Dr. Cristol is the author of over 220 scientific papers and texts.

            Ray L. Hauser, Ph.D. is one of the founders of the Company and has been a Director of the Company since November 1983. Dr. Hauser was the owner and sole shareholder of Hauser Laboratories, Inc. prior to its acquisition by the Company in 1990. Since 1961, Dr. Hauser has worked with the formulation, development, processing and evaluation of plastics and other non-metallic materials. Dr. Hauser is an internationally recognized expert in materials science and technology and, as an individual or through the performance of his laboratories, has supplied consulting and contract services to a large number of U.S. and international organizations and companies. Dr. Hauser received a Bachelor of Science Degree in Chemical Engineering from the University of Illinois in 1950, a Master of Science Degree in Chemical Engineering from Yale University in 1952, and a Ph.D. in Chemical Engineering from the University of Colorado in 1957. Dr. Hauser is a widely published author and holder of several patents in the areas of materials and medical equipment.

            Willem A. Maas has served as a President and a Director of Hauser Northwest, Inc., since May 1994. From February 1990 to May 1994, he was President of Ironwood Evergreens, Inc., an Oregon corporation engaged in the floral greens business.
From December 1990 to the present, he has also been the Chairman of Ark Interface Inc., a software development company. From July 1984 to the present, he has also been the President of Ironwood Strategy for Marketing, a consulting company. From August 1980 until July 1989, he was the Chief Executive Officer and Executive Vice President for Florist Transworld Delivery Association ("FTD").

            Christopher W. Roser has served as a Director of the Company since December 1990. Mr. Roser is a general partner of The Roser Partnership, Ltd., and The Roser Partnership II, Ltd., privately held venture capital funds, and is a Director on the Board of Directors of Tactilitics, Inc., a privately held medical instruments company and WG Inc., a privately-held distribution company. From 1984 to 1987, Mr. Roser was employed as a technology research analyst and an associate in corporate finance for Ladenburg Thalmann & Co., Inc., an investment banking firm. From 1981 to 1984, Mr. Roser was a staff public accountant for Main Hurdman KMG in New York City. Mr. Roser received a Bachelor of Arts Degree in Economics from The University of Colorado in 1981 and an M.B.A. in Finance from New York University Graduate School of Business Administration in 1985.

            Robert F. Saydah has served as a Director of the Company since January 1994. Mr. Saydah has been Managing Partner and a Director of Heidrick & Struggles, a privately-held international executive search consulting firm, since May
1992. Heidrick & Struggles is the oldest of four major executive search firms in the United States. Before joining
Heidrick & Struggles in 1988, Mr. Saydah worked for the
Lederle Laboratories Division of American Cyanamid Company for
39 years. He held general management positions responsible for strategic planning and marketing and sales, culminating as Vice President in charge of ethical, generic, and consumer health products businesses. He also had operational responsibility for pharmaceutical divisions in Latin America and Europe. Mr. Saydah received a Bachelors of Science Degree in Biology from Lehigh University in 1948, and a Masters of Science Degree in Bacteriology from Lehigh University in 1949.

            Bert M. Tolbert, Ph.D. is one of the founders of the Company and has been a Director of the Company since November 1983. From 1957 to 1989, Dr. Tolbert served as Professor, Department of Chemistry and Biochemistry at the University of Colorado at Boulder, and from 1945 to 1957 he served as Associate Director of BioOrganic Chemistry at the University of California at Berkeley. Dr. Tolbert received a Bachelor of Science (cum laude) Degree from the University of California at Berkeley in 1942 and a Ph.D. in Physical-Organic Chemistry from the University of California at Berkeley in 1945. Dr. Tolbert has published over 190 papers in Chemistry and Biochemistry.

Compensation Committee Interlocks and Insider Participation

            Directors Coleman, Cristol, Saydah and Tolbert comprise the Company's Compensation Committee. All are nonemployee directors. None of the members of the Compensation Committee have ever been officers of the Company.

Director Compensation

            During fiscal 1995, the Company's non-employee directors were granted options to purchase a total of 15,450 shares of Common Stock for services rendered to the Company at an average price of $5.3623 per share (100% of fair market value on the date of grant). Directors receive an option to purchase 300 shares for Board service and options to purchase
150 shares for attendance at each meeting of the Board or each committee thereof. The options are exercisable for a five-year period.

            In May 1992, the Board of Directors approved a two-step plan to compensate outside Directors. The plan includes options for Board and committee service as discussed above, and an annual cash payment of $10,000 per outside Director plus an annual payment of $2,500 for committee chairman.
During fiscal 1995, the Company's five outside directors received cash compensation of $53,625 in the aggregate pursuant to this plan plus reimbursement of travel expenses.

            During the fiscal year ended April 30, 1995, the Company's Board of Directors held ten meetings. The Compensation Committee, consisting of directors Coleman, Cristol, Saydah and Tolbert held twelve meetings during the fiscal year. The function of the Compensation Committee is to recommend raises and bonuses, if any, for the Company's officers and to grant stock option awards to Company employees. The Audit Committee consisting of Directors Hauser, Saydah and Roser held five meetings during the fiscal year.

Compliance With Section 16(a)

            Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors, executive officers and holders of more than 10% of the Company's Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock of the Company. Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the Company during the fiscal year ended April 30, 1995 and Forms 5 and amendments thereto furnished to the Company with respect to the fiscal year ended April 30, 1995, to the best of the Company's knowledge, the Company's directors, officers and holders of more than 10% of its Common Stock complied with all
Section 16(a) filing requirements.

EXECUTIVE OFFICERS

            The following sets forth the names of the executive officers of the Company not named previously, their respective positions with the Company and business experience and background.

            William E. Paukert became Chief Financial Officer of the Company in August 1986 and Treasurer in December 1987. He also serves as Corporate Treasurer for the Company's wholly-owned subsidiaries, Hauser Northwest, Inc. d/b/a Ironwood, and Herbert V. Shuster, Inc. Prior to joining the Company, Mr.
Paukert was a senior financial officer for several high technology, service and processing companies. Mr. Paukert received a Bachelor of Arts Degree in Economics and Business
Administration from Hamline University in 1953 and an M.B.A.
in Finance and Accounting from the University of Minnesota in 1955.

            Patricia A. Roberts was elected Corporate Secretary for the Company effective April 30, 1995. She has been employed by Hauser since its founding, serving as manager of Corporate
Affairs and Secretary to the Board of Directors. She also serves as Corporate Secretary for the Company's wholly-owned subsidiaries, Hauser Northwest, Inc. d/b/a Ironwood, and
Herbert V. Shuster, Inc.  Ms. Roberts is an alumnus of the
University of Colorado at Boulder.

            Timothy D. Ziebarth, Ph.D. is Senior Vice
President/Director of Technical Services of the Company and President and a director of Herbert V. Shuster, Inc., a wholly-owned subsidiary of the Company. Dr. Ziebarth became Vice President, Research and Development, and Director of Chemical Services for the Company in January 1990 as a result of the Company's acquisition of Hauser Laboratories, Inc. Prior to joining the Company, he served as Chief Chemist, General Manager and President of Hauser Laboratories, Inc. from 1974 to 1978 and again from 1987 to 1990. In 1978, he founded and served as Vice President of Hotline Energy Reports, Inc., which was acquired in 1984 by Dwight's Energydata, Inc. and for which he served as Executive Vice President until returning to Hauser. Dr. Ziebarth received a Bachelor of Science Degree in Chemistry from Montana State University in 1969 and a Ph.D. in Organic Chemistry from Oregon State University in 1973.

            Neil A. Jans is currently Vice President and General Manager of Nutraceuticals for the Company. He joined the Company as Director, Business Development, in May 1988 and was President of Hauser Northwest, Inc., a subsidiary of the Company, from November 1990 to May, 1994. Mr. Jans was a consultant and project manager for Western Consulting Corporation, The Meyer Group, a management consulting group specializing in business planning and strategy from 1985 to 1988. From 1984 to 1985 he was the President and co-founder of Telemetry Designs, Inc., a company which designed and manufactured low power, radio telemetry systems. Mr. Jans received a Bachelor of Science Degree in Chemistry in 1973 from Rutgers University and an M.B.A. from the University of Colorado in 1984.

            Simon G. Maas has served as Executive Vice President and General Manager of Hauser Northwest, Inc., since May 1994.
From February 1990 to May 1994, he was the Vice President and
General Manager of Ironwood Evergreens, Inc. From June 1987 to February 1990, he was a partner in Pyramid Construction.
From 1992 to the present, he has also been President of Nahanni River Trading Co., Inc. Mr. Maas received a Bachelors of Arts Degree in Art History from Trent University in 1985 and attended Oxford University in 1986.

       The following table sets forth as of April 30, 1995, the number of shares of the Company's Common Stock owned by any person who is known by the Company to be the beneficial owner of more than 5% of the Company's voting securities, by all individual Directors, by all individual executive officers and by all Officers and Directors as a group:

                                                                                                                     Number
Name and                                                 Title                              of Shares                Percent
Address                                                  of Class                           Owned  (1)(2)            of Class

Dean P. Stull                                            Common                             266,510                  2.6%
5555 Airport Boulevard
Boulder, CO 80301

Thomas A. Scales                                         Common                             105,677                  1.0%
5555 Airport Boulevard
Boulder, CO 80301

Randall J. Daughenbaugh                                  Common                             131,304                  1.3%
5555 Airport Boulevard
Boulder, CO 80301

William E. Coleman                                       Common                             33,305 (3)               *
2995 Wilderness Place
Suite 103
Boulder, CO 80301

Stanley J. Cristol                                       Common                             124,093                  1.2%
2918 - 3rd Street
Boulder, CO 80304

Ray L. Hauser                                            Common                             380,080                  3.7%
5555 Airport Boulevard
Boulder, CO 80301

Bert M. Tolbert                                          Common                             91,427                   *
444 Kalmia Avenue
Boulder, CO 80304

Willem A. Maas                                           Common                             2,000                    *
2896 29th Avenue SW
Tumwater, WA  98512

Christopher W. Roser                                     Common                             68,070                   *
2033 Eleventh Street
Boulder, CO 80302

Robert F. Saydah                                         Common                             8,600                    *
2493 Biltmore Drive
Alamo, CA 94507

William E. Paukert                                       Common                             43,060                   *
5555 Airport Blvd.
Boulder, CO 80301

Patricia A. Roberts                                      Common                             6,584                    *
5555 Airport Blvd.
Boulder, CO 80301

Timothy D. Ziebarth                                      Common                             64,913                   *
5555 Airport Blvd.
Boulder, CO 80301

Neil A. Jans                                             Common                             28,729                   *
4161 Specialty Pl.
Longmont, CO 80504

All Officers and                                         Common                             1,355,350                12.7%
Directors as a Group
(15 persons)

Fidelity Management                                      Common                             913,500                  8.8%
  & Research Company
82 Devonshire Street
Boston, MA 02109

Dent D.F. & Company, Inc.                                Common                             543,650                  5.3%
2 East Read Street, 6th Floor
Baltimore, MD 21202

________________________________
*           Less than one percent.

(1) Includes the following number of shares which could be acquired within 60 days through the exercise of stock options:
Dr. Stull, 87,484 shares; Dr. Daughenbaugh, 31,366 shares; Dr. Cristol, 8,100 shares; Dr. Hauser, 5,400 shares; Mr. Saydah,
5,100 shares; Dr. Tolbert, 8,250 shares; Mr. Paukert 19,820 shares; Ms. Roberts 2,046 shares; Mr. Roser 9,900 shares; Dr. Ziebarth 14,139 shares; Mr. Jans 11,376 shares; and all directors and officers as a group, 316,457 shares.
(2) Includes the following number of shares which could be acquired within 60 days through the exercise of warrants: Dr. Cristol, 667 shares and Dr. Tolbert, 667 shares.
(3) Includes 14,359 shares owned by Dr. Coleman directly, 1 share owned by CVM Equity Fund II, Ltd., of which Dr. Coleman is a general partner; 4,695 shares owned by Colorado Venture Management, Inc., of which Dr. Coleman is Chairman; and shares which could be acquired within 60 days through the exercise of options to purchase 14,250 shares held by CVM, Inc.


Arrangements Affecting Control of the Company

            As of April 30, 1995, the Officers and Directors of the Company beneficially owned 1,355,350 shares of Common Stock
(approximately 12.7%) of the Company's Common Stock (assuming exercise of all warrants and options deemed to be beneficially owned by these persons).

EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT ON COMPENSATION OF EXECUTIVE
OFFICERS OF THE COMPANY

            The Compensation Committee of the Board of Directors and the Company's Chief Executive Officer have furnished the following joint report on executive compensation. The specific responsibility of the Chief Executive Officer to furnish information to the Compensation Committee has been outlined below.

Executive Officer Compensation

            The Committee has responsibility for making recommendations for compensation and compensation policy. In carrying out this responsibility, the Committee's first objective is to provide a strong and direct link among shareholder value, Company performance and executive compensation. The second objective is to structure compensation programs that will promote long-term stable growth and development within the Company. The Committee believes that corporate development at Hauser, an innovative technology company, is dependent on its ability to attract and retain high quality people and operates to ensure that goal. The Chief Executive Officer's responsibility is to evaluate for the Compensation Committee the individual performance of the executive officers, other than himself, and their contribution to the Company's business goals and objectives. He is also asked to report on the performance reviews of these officers to the Compensation Committee and make suggestions of the percentage of discretionary cash and discretionary stock bonuses to be awarded.

            The Company's compensation program for executive officers consists of four key elements: a base salary, discretionary cash and stock bonuses, discretionary incentive stock option awards and annual grants of non-qualified stock options. The
Committee believes that this approach serves the interests of shareholders by ensuring that executive officers are compensated in a manner that advances both the short- and long-term interests of the shareholders. Thus, compensation for the Company's executive officers involves a high proportion of pay which is at risk, a variable bonus based on individual performance, and stock options, which directly relate a portion of the officer's compensation to the long-term stock price appreciation realized by the Company's shareholders. To further these objectives, the Committee regularly meets to evaluate the Company's compensation and benefits programs. The executive officers also participate in a 401(k) retirement plan, a medical plan, and the non-qualified stock option plan available to employees generally.

            Base Salary. The Compensation Committee's policy is to provide compensation for executive officers competitive within the Denver/Boulder metropolitan area while giving consideration to national compensation paid by technology companies. Salaries paid to the Company's executive officers are based upon an assessment of the nature of the position, and the contribution, experience and Company tenure of the executive officer and salary survey results. The Committee also considers the recommendations for pay treatment and performance reviews submitted by the Chief Executive Officer as well as giving consideration to the needs of the Company for product line expansion. In evaluating the performance of the executive officers other than himself, the Chief Executive Officer measured individual leadership skills, business development skills, management skills, external relations and communication skills. The executive officers' individual contribution to corporate financial results for the fiscal year, including revenue growth and changes in net income and earnings per share were also evaluated. In addition, extraordinary management and supervisory responsibilities assumed during the fiscal year were taken into consideration.


            During fiscal 1993, base salaries were adjusted based upon Wyatt Data Service's national survey of executive salaries in Chemical Group Services companies with less than $200 million in sales and a Company survey of local high technology companies in the Boulder-Denver area with less than $100 million in sales which are most likely to compete with the Company for the services of its executive officers. At that time, the Company's executive base salaries were adjusted to the 10th to 20th percentile of the salaries represented by the Wyatt Data Service's survey. During fiscal 1994, the Committee reviewed the base salaries of the Chief Executive Officer, President, Executive Vice President, Secretary and Treasurer and made no adjustments. During fiscal 1995, the base salaries of the Chief Executive Officer, President, Executive Vice President, Senior Vice President, Vice
President, and Treasurer were adjusted down by ten percent
(10%), and the Secretary by five percent (5%). These salary decreases were made because of financial exigencies within the Company and were not based on inadequate performance. They were a direct consequence of a loss of revenue due to the decision by Bristol-Myers Squibb Company ("Bristol") not to extend the Company's supply contract beyond August 1994.

            President Thomas A. Scales resigned effective April 30, 1995 (the last day of the fiscal year). He received, in addition to regular salary due to that date and accumulated vacation pay, a cash termination compensation payment of $68,400 (six months' salary).

            During fiscal 1995, the Compensation Committee developed a series of specific goal oriented compensation awards for the named executives for fiscal 1996 and future years. On June
30, 1995 the Committee approved the plan for these executives for fiscal 1996. Fiscal 1996 awards for these executives, with one exception, are based on achieving budgeted sales goals and to a lesser extent achieving a positive corporate income. Senior Vice President Ziebarth's goal oriented compensation will be based on meeting budgeted operating income for the Company's combined Technical Services groups
(Chemistry Services, Engineering Services, and Herbert V.
Shuster, Inc.). The Committee expects that for fiscal 1997 and future years, award goals for all named executives will be directed toward a combination of increased sales and profitability. In addition, the base compensation of the named executives will be restored to competitive levels.

            Discretionary Cash Bonuses Paid in Fiscal 1995. After reviewing the Company's annual report and audited financial statements for the fiscal year ended April 30, 1995, the Compensation Committee awarded no cash bonuses for fiscal
1995.

            The Compensation Committee believes that it has a responsibility to the shareholders to see that an annual performance review of the Company's executive officers is conducted. In an effort to satisfy this objective, the Compensation Committee instructs the Chief Executive Officer to complete performance evaluations for each of the executive officers. The Chief Executive Officer's evaluation is an informal, oral report to the Compensation Committee along with informal suggestions of the percentage stock and cash bonuses to be awarded. There were no individual bonuses awarded to named executives during fiscal 1995. In evaluating the performance of the executive officers other than himself, the Chief Executive Officer measures leadership, strategic planning, financial results, business development, management skills, external relations and communication skills. The Compensation Committee does not adopt the suggestions of the Chief Executive Officer but rather adjusts those suggestions to fit the parameters of their overall knowledge and experience with the executive officers. The Compensation Committee evaluates these performance reviews. Factors, other than the report of the Chief Executive Officer, reviewed by the Compensation Committee include increased management or supervisory responsibilities and the direct impact of the departments supervised by those executive officers on the net sales, income and earnings per share of the Company.

            Stock Options. It is the Compensation Committee's policy that a significant portion of the total compensation package for its executive officers will be derived from stock options and other forms of compensation that are directly related to the performance of the Company and the value of shareholder investments. This motivation is extended to all employees and the Board of Directors through the Company's Non-Qualified
Stock Option Plan approved by shareholders in 1987 and the 1992 Plan approved by shareholders in 1992. A system of stock option awards for patentees has been developed for technical achievement.

            During any fiscal year, the named executive officers of the Company may receive the following types of stock option awards: 1) along with all employees of the Company, non-
qualified stock options awarded on the employee's anniversary date and based upon a percentage of the employee's salary; 2) incentive stock options awarded by the Compensation Committee for technical achievement, usually related to the filing and/or award of a patent invented by the individual; and 3) incentive stock options awarded by the Compensation Committee based on performance. Discretionary stock options distributed to the named executive officers were determined by the Compensation Committee and were based upon the same performance review criteria previously stated. The number of options granted were based upon the individual executive's performance during the 1994 fiscal year, anticipated future contributions based on that performance, and the officer's ability to impact corporate financial results. Additional factors considered by the Committee included increased management or supervisory responsibilities and the direct impact of the departments supervised by those executive officers on the net sales, income and earnings per share of the Company.

            In addition, stock options and share grants may be part of hiring packages for key executives and professional personnel. Options typically vest over three to five years and are exercisable for a five-year period. During fiscal
1995, executive officers received incentive stock options to purchase 38,000 shares, non-qualified options to purchase
4,570 shares and incentive stock options (based on technical achievement) to purchase 400 shares. Discretionary stock option awards granted to the named executives during fiscal
1995, for fiscal 1994 performance, were determined based upon the Chief Executive Officer's evaluation report to the Committee of individual performances plus the Compensation
Committee's own knowledge and experience with these same senior executive officers. The Committee observes that the executive officers continue to own a relatively low percentage of total outstanding stock and deems it beneficial to shareholders as a whole to increase the equity ownership of the executive officers.

            On October 27, 1994 the Compensation Committee directed the reprice of options currently priced above the October 27th fair market value of $6.00 per share. On this date, options currently on the corporate books that had an exercise period of less than five years were given a five year exercise period with most grants vesting 100% as of the reprice date, October
27, 1994. In the Committee's opinion, the many options that had been issued at higher prices were not serving the purpose that these options were issued to serve, namely to provide incentive compensation for employees at all levels. This action reflects the Committee's evaluation that the Company's future lies in long-term development of new products and product lines, retention of high quality people, and promotion of long-term growth within the Company.

TEN-YEAR OPTION REPRICINGS
5/1/94 to 4/30/95

                                                                                                                  Length of
                                                                                                                  Original
                                              Securities      Market                                              Option
                                              Underlying      Price of             Exercise                       Term
                                              Number of       Stock at             Price at                       Remaining
                                              Options/SARs    Time of              Time of                        at Date
                                              Repriced or     Repricing or         Repricing or    New            of Repricing
                                              Amended         Amendment            Amendment       Exercise       or
Name                             Date         (#)             ($)                  ($)             Price ($)      Amendment

Dean P. Stull                    10/27/94     10,050          $6.00                $6.8150         $6.00          4 years
Chief Executive Officer                                                                                           254 days

Dean P. Stull                    10/27/94     10,500          6.00                 13.50           6.00           6 years
                                                                                                                  139 days

Dean P. Stull                    10/27/94     12,000          6.00                 8.9375          6.00           4 years
                                                                                                                  264 days

Thomas A. Scales                 10/27/94     22,419          6.00                 13.438          6.00           4 years
President                                                                                                         310 days

Thomas A. Scales                 10/27/94     7,581           6.00                 12.00           6.00           5 years
                                                                                                                  35 days

Thomas A. Scales                 10/27/94     9,500           6.00                 13.50           6.00           6 years
                                                                                                                  140 days

Thomas A. Scales                 10/27/94     10,000          6.00                 8.9375          6.00           4 years
                                                                                                                  264 days

Randall J. Daughenbaugh          10/27/94     9,950           6.00                 6.8150          6.00           4 years
Executive Vice President                                                                                          254 days

Randall J. Daughenbaugh          10/27/94     9,500           6.00                 13.50           6.00           6 years
                                                                                                                  139 days

Randall J. Daughenbaugh          10/27/94     8,000           6.00                 8.9375          6.00           4 years
                                                                                                                  264 days

William E. Paukert               10/27/94     5,000           6.00                 13.5000         6.00           6 years
Chief Financial Officer                                                                                           139 days

William E. Paukert               10/27/94     5,000           6.00                 8.9375          6.00           4 years
                                                                                                                  264 days

Timothy D. Ziebarth              10/27/94     1,000           6.00                 8.9375          6.00           4 years
Senior Vice President/                                                                                            264 days
Director of Technical Services

Timothy D. Ziebarth              10/27/94     400             6.00                 7.5000           6.00           5 years
                                                                                                                   79 days

            The Compensation Committee regularly reviews other possible forms of incentive compensation and modifies or
supplements the existing programs when appropriate.   The
stock awards continue the Committee's policy that officers of the Company should have a strong motivation to develop performance of the Company and enhance the Company's stock
value.   At present and in future years, successful
development of current and diversified projects and further growth will be important considerations in discretionary bonuses, both cash and stock.

            Chief Executive Officer Compensation

            As Chief Executive Officer, Dr. Stull is compensated based on a review of his performance by the Compensation Committee. The key factors measured by the Committee in determining Dr. Stull's compensation package was its assessment of his ability and dedication to enhancing the long-term value of the Company by continuing to provide the leadership and vision that he has provided throughout his tenure as Chief Executive Officer. The base salary paid to the Chief Executive Officer is based upon an assessment of the nature of the position, the leadership exercised by, and the contribution, experience and Company tenure of, Dr. Stull.

            During fiscal 1993, Dr. Stull's base salary was reviewed and compared with Wyatt Data Service's national survey of executive salaries in Chemical Group Services companies with less than $200 million in sales and a Company survey of local high technology companies in the Boulder-Denver area with less than $100 million in sales which are most likely to compete with the Company for the services of Dr. Stull. At that time, Dr. Stull's base salary was adjusted to the 10th to 20th percentile of the salaries represented by the Wyatt Data
Service's survey. During fiscal 1994, the Committee reviewed the base salary of the Chief Executive Officer and made no adjustment. During fiscal 1995, the Committee reviewed the base salary of the Chief Executive Officer and adjusted the base salary downward by ten percent (10%). As stated previously, decreases in salaries were made by the Committee because of financial exigencies within the Company and were not based on inadequate performance.

            Dr. Stull's compensation is substantially related to the Company's performance because his compensation package includes a discretionary cash bonus determination and discretionary incentive stock options which are granted at 100% of fair market value, based upon the Committee's review of Dr. Stull's individual performance during the prior year in the following areas: leadership, strategic planning, business development, management skills, external relations and communication skills. During fiscal 1995, Dr. Stull received incentive stock options to purchase 39,953 shares and non-qualified options to purchase 2,063 shares. In granting the fiscal 1995 incentive stock option awards to Dr. Stull, the Compensation Committee measured the Company's financial performance during fiscal 1994 with respect to revenue growth, net income, and earnings per share as compared to fiscal 1993.

            During fiscal 1995, the Compensation Committee developed a series of specific goal oriented compensation awards for the Chief Executive Officer for fiscal 1996 and future years. On
June 16, 1995 the Committee approved the plan for the Chief Executive for fiscal 1996. Fiscal 1996 awards for the Chief Executive Officer are based on achieving budgeted sales goals and to a lesser extent achieving a positive corporate income.
The Committee expects that for fiscal 1997 and future years, award goals will be directed toward a combination of increased sales and profitability. In addition, the base compensation of the Chief Executive Officer will be restored to competitive levels.

SUMMARY

            The Compensation Committee will continue to review the Company's executive compensation programs to assure that such programs are consistent with the objective of providing a strong and direct link among shareholder value, Company performance, and executive compensation.

By the Compensation Committee
Dr. Bert M. Tolbert, Chairman
Dr. William E. Coleman, Director
Dr. Stanley J. Cristol, Director
Mr. Robert F. Saydah, Director

and by Dr. Dean P. Stull, Chief Executive Officer for the limited purposes stated above

            The following table sets forth the cash compensation paid by the Company for services to the Chief Executive Officer and to each of the four most highly compensated executive officers of the Company whose cash compensation exceeded $100,000 during the fiscal year ended April 30, 1995:

Summary Compensation Table

                                                                             Long Term Compensation
                                         Annual Compensation                         Awards
Name                                                                       Restricted    Securities      All
and                                                                        Stock         Underlying      Other
Principal                   Fiscal                                         Award(s)      Options/        Compensation
Positions                   Year         Salary($)(1)     Bonus($)         ($)           (#)             ($)(2)

Dean P. Stull               1995         $155,798         -                -             39,953 (4)      4,125
Chief Executive             1994         165,000          50,000           -             13,298          6,738
Officer                     1993         156,700          -                -             10,982          3,512

Thomas A. Scales            1995         136,550          68,400 (3)       -             99,742 (4)      4,615
President/Chief             1994         152,000          60,000           -             10,823          6,712
 Operations Officer         1993         146,800          20,000           26,750        9,780           3,826

Randall J. Daughenbaugh     1995         139,746          -                -             23,928 (4)      4,440
Executive Vice Pres./       1994         148,000          30,000           -             9,164           7,099
Chief Technical Officer     1993         142,700          -                -             9,932           3,468

Timothy D. Ziebarth         1995         113,308          -                -             11,239 (4)      3,600
Senior Vice Pres./          1994         120,000          250              -             2,344           5,886
Director of                 1993         89,300           -                -             1,243           1,972
 Technical Services

William E. Paukert          1995         84,981           -                -             15,429 (4)      675
Chief Financial Officer     1994         90,000           20,000           -             5,341           2,049
and Treasurer               1993         84,400           -                -             791             2,106

_________________________
(1)         The salaries did not increase from fiscal 1993 to fiscal
            1994. The increase reflected in the table is attributable to the time of year in which the raise in 1993 was effective, September 1992. During fiscal 1995, the base salaries of the five named executives were adjusted down by ten percent (10%).
(2) The amounts included in All Other Compensation represent the cash and stock contribution made by the Company on behalf of the named executives to the Company's 401(k) Plan. The Company matches, with a cash contribution, 20% of the first 6% of the participants contribution, and effective January 1993, the Company also matched, with a contribution of its Common Stock, the remaining 80% of the first 6% of the participant's contribution. During fiscal 1995, the Company did a discretionary 10% cash match and a discretionary 40% stock match. During fiscal 1995, the Company contributed an aggregate of 3,274 shares of the Company's Common Stock on behalf of the named executive officers, as a result of the Company's 40% match in Common Stock. The fair market value of the shares of Common Stock contributed was $4.315 per share as of April 30, 1995. Accordingly, the value received by Messrs. Stull, Scales, Daughenbaugh, Ziebarth and Paukert was $3,316, $3,279, $3,897, $3,369 and $267, respectively. During fiscal 1994, the Company contributed an aggregate of 2,539 shares of the Company's Common Stock on behalf of the named executive officers, as a result of the Company's 80% match in Common Stock. The fair market value of the shares of Common Stock contributed was $8.50 per share as of April 30, 1994. Accordingly, the value received by Messrs. Stull, Scales, Daughenbaugh, Ziebarth and Paukert was $5,138, $5,040, $5,323, $4,484 and $1,599, respectively. During fiscal 1993, the Company contributed an aggregate of 612 shares of the Company's Common Stock on behalf of the named executive officers, as a result of the Company's 80% match in Common Stock. The fair market value of the shares of Common Stock contributed was $14.13 per share as of April 30, 1993. Accordingly, the value received by Messrs. Stull, Scales, Daughenbaugh, Ziebarth and Paukert was $1,951, $2,121, $2,066, $1,261 and $1,256, respectively.
(3) Mr. Scales received a one-time cash termination payment of $68,400 in connection with his resignation from the Company effective April 30, 1995.
(4) Does not include options which were granted in prior years and which were repriced on October 27, 1994.

Stock Option Plans

1987 Non-Statutory Stock Option Plan

            In 1987, the Company adopted a non-statutory stock option plan (the "Non-Statutory Plan") under which 658,720 shares of its Common Stock have been reserved for issuance. As of April
30, 1995, there were 603,127 shares of Common Stock committed under the Non-Statutory Plan. The Non-Statutory Plan provides for the grant of non-statutory stock options to officers, directors and key employees of the Company, or to independent contractors providing services to the Company, as determined by the Board. The Non-Statutory Plan is administered by the Compensation Committee of the Board. Subject to the limitations set forth in the Non-Statutory Plan, the Compensation Committee of the Board has the authority to select the persons to whom grants are to be made, to designate the number of shares to be covered by and the terms of each option, including exercise price and vesting, and to determine the terms of option agreements and other agreements relating to each option granted. Options granted under the Non-
Statutory Plan are generally non-transferrable and expire upon the termination of an optionee's employment relationship with the Company. In general, if an optionee is permanently disabled during his or her employment by or service to the Company, such person's option may be exercised up to one year following the date of termination of employment. The Non-
Statutory Plan will terminate in November 1997, unless terminated sooner by the Board.

            During fiscal 1995, the Compensation Committee of the Board of Directors (consisting of Drs. Tolbert, Coleman,
Cristol and Saydah) recommended the distribution of 151,805 stock options pursuant to the Non-Statutory Plan to employees and directors who had been employed over one-half time for one full year. The options are exercisable for periods ranging from one to five years after grant, at an exercise price ranging from 80% - 100% of market price on the date of grant.
The amount of the award was determined by using a percentage of that employee's annual salary as of the employee's anniversary date with the Company. During fiscal 1995, options to purchase 18,607 shares were exercised and options to purchase 118,250 shares expired.

1992 Incentive Stock Option Plan

            The 1992 Plan provides for the granting of incentive stock options to Executive Officers and key employees of the Company and its subsidiaries to purchase a maximum of 700,000 shares of the Company's Common Stock. As of April 30, 1995, 251,032 shares were committed under the 1992 Plan. The 1992
Plan provides for the grant of incentive stock options intended to qualify as such under Section 422 of the Internal Revenue Code of 1986, as amended. The exercise price of options granted under the 1992 Plan may not be less than 100% of the fair market value of the Common Stock at the time of the grant. Options are not transferrable and may not be exercised more than 10 years from the date of grant. The aggregate fair market value of the stock with respect to which incentive stock options are first exercisable in any calendar year may not exceed $100,000. The 1992 Plan is administered by the Compensation Committee of the Company's Board of Directors, which has the authority to determine the persons to whom options will be granted, the number of shares to be covered by each option, the time or times at which options will be granted or exercised, and the term and provisions of the options. During fiscal 1995, options to purchase 151,805 shares were granted, options to purchase 18,607 shares were exercised and options to purchase 118,250 shares expired.

            The following table shows with respect to the Company's Non-Statutory Plan and the 1992 Plan, for each of the Executive Officers named in the compensation table: (a) the number of shares subject to options granted from May 1, 1994 to April 30, 1995, (b) the percentage of total options granted to employees during the same period, (c) the exercise price per share, (d) the market price on the date of grant, (e) the expiration date of the options, and (f) the potential realizable value of the options.

Option Grants in Last Fiscal Year
                                                                             Potential
                                   Percentage of                             Realizable
                                   Total                                     Value at
                                   Options                                   Assumed
                    Number of      Granted to                                Annual Rates
                    Securities     Employees           Market                of Stock Prices
                    Underlying     in        Exercise  Price                 Appreciation for
                    Options        Fiscal    Price     on Date   Expiration  Option Term (2)
                    Granted(#)(1)  Year      ($/sh)    of Grant  Date        5%($)       10%($)

Dean P. Stull       30,000 (3)     6.7530    $6.0000   $6.0000    10/26/99   $49,699.97  $109,816.11
                    9,953 (3)      2.2404    6.0000     6.0000    10/26/00    20,309.83    46,076.08
                    2,063 (4)      0.4643    4.8000     6.0000    11/30/99     5,956.77    10,184.02

Thomas A. Scales    7,581 (4)      1.7064    6.0000     6.0000    12/01/99     2,839.18    28,442.23
                    25,000 (3)     5.6275    6.0000     6.0000    10/26/99     1,416.65    91,513.43
                    15,000 (3)     3.3765    6.0000     6.0000    10/26/99     4,849.99    54,908.06
                    9,169 (3)      2.0639    6.0000     6.0000    10/26/99     5,189.97    33,563.46

Randall J.          8,928 (3)      2.0096    6.0000     6.0000    10/26/01     1,797.48    50,793.62
Daughenbaugh        15,000 (3)     3.3765    6.0000     6.0000    10/26/02     42,953.22   102,872.62
                    1,850 (4)      0.4164    4.8000     6.0000    11/30/99     5,341.75    9,132.55

William E. Paukert  820 (4)        0.1845    5.6040     7.0000    8/31/99      1,144.72    2,760.01
                    5,429 (3)      1.2220    6.0000     6.0000    10/26/00     11,078.28   25,132.83
                    5,000 (3)      1.1255    6.0000     6.0000    3/15/01      10,956.84   25,111.29

Timothy D. Ziebarth 4,000 (3)      0.9004    6.0000     6.0000    10/26/99     6,626.66    14,642.15
                    7,239 (3)      1.6295    6.0000     6.0000    10/26/99     11,992.60   26,498.63
                    1,500 (4)      0.3376    4.8000     6.0000    11/30/99     4,331.15    7,404.77

_________________________________

(1)         Does not include options which were repriced on October
27, 1994.
(2) No gain to an executive officer is possible with an Incentive Stock Option without an appreciation in stock value, which will benefit all shareholders commensurately.
(3)         Incentive Stock Option grants.
(4)Non-Statutory Stock Option grants which are granted at 80% of the fair market value on the date of grant.





            The following table shows with respect to the Company's Executive Officers, (a) the number of shares exercised during the fiscal year, (b) the dollar value realized upon exercise
(c) the total number of unexercised stock options and (d) the aggregate dollar value of in-the-money, unexercised options held at the end of the fiscal year.

Aggregated Option Exercised in Last Fiscal Year and Fiscal Year End Value Table

                                                  Number of Securities        Value of
                          Shares        Value     Underlying Unexercised      Unexercised In-the-Money
                          Acquired on   Realized  Options at FY End (#)       Options at FY End ($)(1)
                          Exercise (#)  ($)(1)    Exercisable  Unexercisable  Exercisable  Unexercisable

Dean P. Stull             -             -         87,487       7,082          $51,300      -
Thomas A. Scales          -             -         96,892       2,850          -            -
Randall J. Daughenbaugh   10,000        40,675    31,366       31,862         16,250       -
William E. Paukert        -             -         19,820       11,429         12,825       -
Timothy D. Ziebarth       -             -         14,139       -              -            -

_____________________
(1) Represents the difference between the price paid and the fair market value of the shares underlying options on the exercise date with respect to options exercised during the fiscal year or the fair market value of the shares underlying options on April 30, 1995, ($4.315 per share) with respect to unexercised options.

Employee Benefit Plan

            Effective July 1992, the Company established a 401(k) plan (the "401(k) Plan") for all employees who have completed six months of service. Participants may contribute up to 15% of their annual compensation subject to dollar limitations of
Section 402(g) of the Internal Revenue Code.  The Company's
Board of Directors determine a discretionary cash and/or stock match for each calendar year of the 401(k) Plan. The Company has reserved 200,000 shares of Common Stock for issuance under the 401(k) Plan. The Company's matching portion vests 20% per year over 5 years. The 401(k) Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974. The Company's contribution expense for the year ended April 30, 1995 totalled $218,010. Pursuant to the 401(k)
Plan, Messrs. Stull, Scales, Daughenbaugh, Paukert, Ziebarth acquired an aggregate of 3,274 shares of the Company's Common Stock during fiscal 1995, as a result of the Company's 40% match in Common Stock for fiscal 1995.

Certain Transactions

            There were no transactions with officers, directors and their affiliates and the Company.

SHAREHOLDER RETURN

            The chart on page 17 compares the cumulative total return to shareholders over the past five years for a holder of the Company's Common Stock against the cumulative total return of the NASDAQ Stock Market-US Index and the S & P Chemicals
(Specialty) Index. The chart depicts the value on April 30, 1995, of a $100 investment made on April 30, 1990.

            The value of a stock over time is affected by many factors, including the Company's earnings. The growth in the Company's earnings since April 1990 has been substantially due to the Supply Agreement with Bristol for the production of paclitaxel. The decline in the stock price in August 1993 occurred after Bristol failed to renew the Company's contract. A primary objective of the Company over the past five years has been to diversify into specialty natural products, evidenced by the agreement with Tastemaker for the development and marketing of natural flavors. Although the Company's sales have been heavily concentrated in the paclitaxel pharmaceuticals market, Management intends to diversify and evolve into a more balanced mix, including health care products, food ingredients, secondary forestry products, and technical services. This diversification should provide a less volatile market.

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN


The table sets forth the cumulative five year total return among the Company, the NASDAQ Stock Market-U.S. Index and the S & P Chemicals (Specialty) Index assuming $100 invested on April 30, 1990 in stock or index, including reinvestment of dividends.




OTHER MATTERS

            Management of the Company knows of no other matter which may come before the meeting. However, if any additional matters are properly presented at the meeting, it is intended that the persons named in the enclosed Proxy, or their substitutes, will vote such Proxy in accordance with their judgment on such matters.

            Shareholder proposals intended for presentation at the Company's 1996 Annual Meeting of Shareholders must be received by the Company at its principal offices in Boulder, Colorado, not later than July 31, 1996.

ANNUAL REPORT TO SHAREHOLDERS

            The Annual Report of the Company for the fiscal year ended April 30, 1995, including audited Financial Statements for the year then ended, was mailed to Shareholders on October 6, 1995, and is not incorporated into these proxy materials.

            IN ORDER THAT YOUR SHARES MAY BE REPRESENTED IF YOU DO NOT PLAN TO ATTEND THE MEETING, PLEASE SIGN, DATE AND RETURN YOUR PROXY PROMPTLY. IN THE EVENT YOU ARE ABLE TO ATTEND, WE WILL, IF YOU REQUEST, CANCEL THE PROXY.

SIGNATURE

By Order of the Board of Directors



Dean P. Stull, Chairman

Boulder, Colorado
October 9, 1995